DISTRIBUTION AGREEMENT

Vitamin products

This Distribution Agreement (the "Agreement") is made and entered into this 30 Day of January, 2003 (the "Effective Date") by Nopal AS, a company organized and existing under the laws of Norway with an office at Billingstadsletta 25, N-1396 Billingstad (hereinafter called the "Comapany") and Alpharma AS, a company organized and existing under the laws of Norway with an office at Harbitzallèen 3, N-0275 Oslo (hereinafter called "Distributor").

ARTICLE 1.

Definitions

1.1   The term "Products" shall mean those products listed on Exhibit A, and such other additional products as may be mutually agreed upon, in writing, from time to time.

1.2   The term "Territory" shall mean Norway.

1.3   The term "Customers" shall mean pharmacies, health care supply stores and health care institutions

1.4   The "Trademarks" shall mean those trademarks identified on Exhibit A.

ARTICLE 2.

Appointment

2.1   Distributor: The Company hereby appoints Distributor as its distributor in the Territory for marketing, sale and distribution of the Products to the Customers in the Territory according to the terms and conditions of this Agreement and Distributor accepts such appointment.

2.2   Control of Products: The Company reserves the right in its sole discretion to discontinue sales of Products in the Territory from time to time and to remove such Products from this Agreement by notice to Distributor, or to change any of the sizes, packages or other features of the Products, without incurring any obligation or liability to Distributor, however with reasonable consideration of Distributor's preferences in respect of the Product portfolio. Distributor may at any time propose the adoption of further products to be included as Products under this Agreement for the Company's consideration and approval.

2.3   Supply of Products: Any of the Products may, at the Company's option, be supplied by the Company or any of its affiliated companies. The terms and conditions of this Agreement shall apply to transactions between Distributor and any such affiliated companies as if they were direct parties to this Agreement.

ARTICLE 3

Sales Activities

Distributor shall conduct the sales activities contemplated under this Agreement by purchasing Products from the Company for resale to the Customers within the Territory at resale prices to be determined by Distributor. During the term of this Agreement, Distributor shall:

3.1   Marketing Best Efforts: At all times use its best efforts to promote and extend sales of the Products to the Customers throughout the Territory, including establishing appropriate prices to the trade and providing sufficient distribution facilities, warehouse space, transport equipment and trained sales personnel to meet and extend demand throughout the Territory.

3.2   Promotion outside the Territory: Not actively promote the sale of the Products to customers having their place of business outside the Territory and refrain from seeking customers and from maintaining any distribution depot for the Products outside the Territory.

3.3   Competition: Not without the Company's prior written approval sell, market or distribute directly or indirectly, any product which competes with the Products.

3.4   Storage: Properly store the Products in accordance with the Company's instructions and all applicable laws and regulations.

3.5   Reports: Within ten (10) days after the end of each quarter submit to the Company a written report stating stocks and the number and value of packages of the Products sold by Distributor in the Territory during the preceding quarter compared to budget together with comments on discrepancies and outcome of advertising campaigns, if any.

3.6   Product Integrity: Not tamper with or alter the Products.

3.7   Inspection: Allow the Company's representatives access during normal business hours to inspect Distributor's facilities and operations relating to the Products, including Distributor's records relating to sale of the Products and Distributor's inventory of Products.

3.8   Stock Levels: Employ its best efforts to insure that stock levels are sufficient to assure that there are no breaks in the supply of Product to the Customers, subject to the Company's ability to supply as provided for in this Agreement.

3.9   Recalls: Comply with and assist the Company in complying with reasonable product recall and crisis management policies regarding Product issues communicated to Distributor from time to time.

ARTICLE 4

Prices and Orders

4.1 Distributor Price: The initial price list for the sale of Products to Distributor is set out in Exhibit A. The Company may regulate the price list on or before March 1, July 1 or November 1, becoming effective 3 months after the above dates. However, in the event of changes in the price basis of considerable impact on the price structure, price regulation may take place at any time of the year. Distributor shall regularly keep the Company informed of its price calculations and margins within the distribution channels as well as of further circumstances having an impact on consumer prices.

4.2 Tenders: Any tenders for the Products received by Distributor shall be passed on to the Company for further action.

4.3 Forecast: By December 15 of each calendar year, Distributor shall submit to the Company its forecast for the following calendar year. Such forecast shall be updated each quarter by product number for the following 12 month period. The forecast for the current month and the following two months may not be changed.

4.4 Orders: Firm orders for Products shall be made in writing by Distributor to the Company at the address specified in Section 21.1 or to any other address communicated to Distributor by the Company shall be subject to a delivery time of at least six (6) weeks. In case of orders exceeding the forecasted quantity, the Company shall use its best efforts to fulfill the orders within a reasonable delivery time.

ARTICLE 5

Terms of Delivery

5.1   Acceptance: No sales order placed by Distributor shall be binding on the Company unless the Company has issued an order confirmation.

5.2   Agreement Paramount: Any terms or conditions stated in Distributor's order inconsistent with this Agreement shall be null and void.

5.3   Terms of Orders: Unless specifically agreed otherwise in writing, all Products are sold CPT Distributor's premises at Vennesla (as such term is defined in the current edition of "Incoterms"). The parties shall cooperate with a view to minimizing costs of packing.

5.4   Claims: Any complaint regarding obvious qualitative faults and/or quantitative shortcomings of the Products delivered by the Company shall be made in writing by Distributor to the Company within five (5) days after receipt of the Products, failing which any such claims shall be barred. Distributor shall notify the Company without undue delay of Distributor becoming aware of any defects in the Products which may not or would not have been obvious at delivery by visual inspection of such Products made with reasonable care. Distributor shall supply such documents or samples as the Company may request to support Distributor's claim. The Company agrees by replace such Products within five (5) days from Distributor's notice or to issue a credit note for the invoiced value thereof, provided, however, that proof of the Products not meeting standard or being defective is established by Distributor and has been accepted by the Company's Quality Assurance. Subject to Article 13 Distributor's remedies for such defective Products shall be limited to said replacement or credit note, and the Company shall in no way be liable to Distributor for any loss, including but not limited to any indirect or consequential loss such as loss of profit, suffered by Distributor in any such instance.

ARTICLE 6

Payments

6.1 Payment Term: Payments by Distributor shall be made to the Company in Norwegian Kroner (NOK) to the account specified by the Company within forty-five (45) days after the date of invoice.

6.2 Failure to Make Payment: Failure by Distributor to make any payment required under this Agreement when due shall be a breach of this Agreement and without limiting the Company's other remedies Distributor shall owe and pay to the Company interest on such overdue payment at the rate of two per cent (2%) over the current interest rate p.a. for one-month funding in Norway.

ARTICLE 7

Marketing and Advertising

7.1 Design/Profile: Distributor shall market the Products in the Company's standard trade dress and in accordance with the Product profile outlined by the Company.

7.2   Marketing Plan/Budget: The Distributor shall be responsible for establishing a yearly marketing plan and advertisement budget in cooperation with Company. The Distributor shall be responsible for adherence to the advertisement budget.

7.3   Cost of Joint Marketing: Special sales incentives may be required to get product distribution in the main sales channels ("Joint Marketing"), and the Distributor will include proposals for such joint marketing costs in the yearly marketing plan. If and when approved by the Company, the cost for such incentives will be covered by the Company. The Distributor may propose, for Company review and approval joint marketing efforts also outside the yearly marketing plan.

7.4 Cost of Promotion Materials: The cost of any promotion material shall be covered by the Distributor, unless otherwise agreed between the Company and the Distributor.

7.5 Other Costs: Distributor shall bear the costs of special offers, wholesaler rebates, agreements with chain stores and wholesaler's yearly bonus. Distributor shall keep the Company informed on ongoing negotiations with pharmacy chains and other relevant customer groups and the outcome thereof.

7.6 Failure to Perform: In the event that during the terms of this Agreement Distributor fails to achieve the goals stipulated in the marketing plan by 30% (thirty per cent) or more, either party shall be entitled to terminate this Agreement upon six (6) months` prior written notice.

ARTICLE 8

Compliance with Laws

8.1 Applicable Laws: Distributor represents that it is aware of existing laws and regulations in the Territory covering the storage, distribution and sale of the Products and that it shall operate in accordance with such laws and regulations.

8.2 Distributor Approval: Distributor shall comply at its own expense with any requirements for the registration or recording of Distributor with governmental or administrative entities in the Territory. Upon termination or expiration of this Agreement, Distributor shall take all acts necessary at its expense to cancel such registration or recording.

ARTICLE 9

Confidential Information

9.1 Confidentiality Obligations: Distributor shall not disclose to third parties or to Distributor's employees, any information concerning the business, affairs, or the Products of the Company which Distributor may acquire in the course of its activities under this Agreement, except to those of Distributor's employees who need to know such information for performance of this Agreement and then only for such purpose. Distributor shall take all necessary precautions to prevent any unauthorized disclosure by any of its employees.

9.2 Exceptions: The provisions of Section 9.1 shall not apply to any information which (a) has become publicly known through no fault of Distributor or its employees, or (b) was approved for release by written authorization by the Company.

ARTICLE 10

Trademarks

10.1 Trademark License: The Company hereby grants to Distributor according to the terms and conditions of this Agreement a non-transferable license to use the Trademarks in the manner agreed with the Company solely to promote, advertise and sell the Products to the Customers in the Territory. Distributor must use appropriate trademark notice. Furthermore the Company grants to Distributor a non-transferable license to the Company's logo in the manner agreed with the Company solely to promote, advertise and sell the Products to the Customers in the Territory. Distributor shall ensure that the Company's logo is correctly used in all advertising materials.

10.2 Trademark Approvals: Distributor shall obtain the consent of the Company on all matters relating to the use of the Trademarks and the Company's logo before the first use of the Trademarks.

10.3 Trademark Registration: Registration and any other form of protection for the Trademarks shall only be obtained by the Company or its associated companies and Distributor shall not seek to register any Trademark or any trademark which is confusingly similar to any Trademark. Distributor shall furnish the Company with all information reasonably requested by the Company (including specimens and samples illustrating the manner of use of the Trademarks) and documents (including the execution and delivery of any and all affidavits, declarations, oaths and other documents) to assist the Company in maintaining trademark protection and registration for the Trademarks.

10.4 Trademark Infringement: Distributor shall promptly notify the Company (a) of any actual or suspected infringement or misuse of the Trademarks, or (b) of any information which may adversely affect the Trademarks or the Company. Distributor shall not take any action in an attempt to enforce any rights regarding the Trademarks without the prior written approval of the Company. The Company shall have the right to control and direct any such action against infringers or suspected infringers in its sole discretion and Distributor shall cooperate with the Company, at the Company's reasonable expense, and provide all requested assistance in relation to any such action.

10.5 Trademark Ownership: Distributor acknowledges and agrees that the Company owns all right, title, and interest in and to the Trademarks and the logo. All use of the Trademarks and the logo under this Agreement or otherwise by Distributor and all goodwill associated therewith shall inure to the exclusive benefit of the Company. Distributor shall use its best efforts to protect the Company's rights in the Trademarks and the logo and shall not challenge the validity of the Company's sole ownership thereof and its rights therein.

ARTICLE 11

Sub-distributors

11.1 Sub-distributors: Distributor may not appoint sub-distributors or agents for the sale of the Products in the Territory.

ARTICLE 12

No Consequential Damages

12.1   Disclaimer of Damages: UNDER NO CIRCUMSTANCES SHALL THE COMPANY OR ITS AFFILIATES BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTAL DAMAGES OTHER THAN PERSONAL INJURY CLAIMS ARISING OUT OF DEFECTIVE PRODUCT SUPPLIED BY THE COMPANY, WETHER BASED UPON LOST GOODWILL, LOST RESALE PROFITS,WORK-STOPPAGE, IMPAIRMENT OF OTHER GOODS, BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE.

ARTICLE 13

Indemnification

13.1 Indemnification of Distributor: The Company shall indemnify Distributor and hold it harmless from any personal injury claims, demands, liabilities, suits or expenses of any kind arising out of damages to or defects in the Products resulting from the Company's actions or inactions as manufacturer of the Products.

13.2 Indemnification of the Company: Distributor shall indemnify the Company and hold it harmless from any claims, demands, liabilities, suits, or expenses of any kind arising out of (i) damages to or defects in the Products arising after delivery of Products to Distributor or (ii) Distributor's actions or inactions as distributor of the Products.

ARTICLE 14

Relationship between Parties

14.1 Independent Contractors: The relationship of the parties under this Agreement is that of independent contractors. Distributor shall have no authority to create any obligation, express or implied, on behalf of the Company.

14.2 Use of the Company Name: Distributor shall not make quotations or write letters in the name of the Company but in every instance shall use its own name.

14.3 Statements Concerning Products: Distributor shall not make any statements concerning the quality or efficacy of the Products except those approved by the Company.

ARTICLE 15

Effective Date and Duration

15.1   Term: This Agreement shall be effective from the Effective Date and shall remain in effect in the first instance up to and including December 31, 2004 and then from year to year, unless either party shall service notice of termination at least six (6) months prior to the expiration of the initial term or any subsequent one year term, or unless terminated earlier under the provisions of this Agreement.

15.2   Right of Termination: Either party shall have the right to terminate this Agreement by written notice at any time whenever any of the following events should occur:

    Breach: If the other party is in breach of a material provision of this Agreement and fails to remedy such breach within sixty (60) days after receipt of notice requiring it to do so.
    Insolvency: If the other party is declared bankrupt or otherwise becomes subject of insolvency proceedings.
    Other Termination Events: As provided elsewhere in this Agreement or by applicable law.

ARTICLE 16

Rights and Obligations upon Termination

16.1 No Liability for Termination: Upon expiration or termination of this Agreement (i) the Company shall not be liable for any compensation, indemnity or damages of any kind, whether because of the loss by Distributor of present or anticipated profits or sales, or because of expenditures, investments, or commitments made in connection with this Agreement, or for any other reason whatsoever, (ii) Distributor shall cease all use of Trademarks and return to the Company all written confidential information received from the Company or its affiliates, (iii) the provisions of Sections 9., 10.3, 10.4 and 13 shall continue to have effect, and (iv) any sums due from Distributor to the Company shall be immediately due and payable.

16.2 Inventory: Upon expiration or termination of the Agreement, the Distributor shall have the right, at the Company's discretion, either to sell out remaining inventory of Products during a period of six (6) months or to return to the Company or a party designated by the Company Distributors remaining inventory of Products at the price originally invoiced and Distributor agrees to sell such inventory as aforesaid. For the purpose of this paragraph, Distributor agrees that upon expiration or termination of this Agreement, it shall promptly advise the Company of the quantity of the Products which it has on hand at such termination date. The Company may decline to fulfil any orders from Distributor outstanding at the termination date.

ARTICLE 17

No Assignment

17.1 Agreement Not Assignable: This Agreement is being entered into by the Company based on Distributor's particular abilities and therefore shall not be assigned by Distributor, or any duty under this Agreement delegated, without the prior written consent of the Company.

ARTICLE 18

Force Majeure

18.1 Events of Force Majeure: The Company shall not be liable for loss, damage, detention, delay, or failure to deliver all or any part of the Products resulting from causes beyond its control, including, but not limited to, fires, strikes of its own or other employees, insurrection or riots, embargoes, transport shortages, wrecks or delays, inability to obtain supplies and raw materials, or requirements or regulations of any civil or military authority.

ARTICLE 19

Separability

19.1 Provisions Separable: If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic objectives of the valid or unenforceable provision, but in the absence of agreement within thirty (30) days after commencing negotiations, either party shall be entitled to terminate this Agreement by ninety (90) days written notice to the other.

ARTICLE 20

Waiver

20.1 Effects of Waiver: The waiver by either party of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission by either party in exercising any right that it may have under this Agreement operate as a waiver of any breach or default by the other party.

ARTICLE 21

Notices

21.1 Requirements for Notices: Unless otherwise specifically provided herein, all notices required or permitted by this Agreement shall be in writing and in English and shall be personally delivered, mailed by registered mail, return receipt requested, sent by telex confirmed by telephone conversation with the recipient, or send by DHL, or similar courier requiring signature on receipt, addressed as follows:
Company:	Nopal AS
Billingstadsletta 25
N-1396 Billingstad
Attention: Ivar Opsahl
Telephone: 66 77 61 00
Telefax: 66 77 61 60

Distributor's Office:	Alpharma AS, Norgesplaster Facility
Granliveien 21
P.O. Boks 85
N-4702 Vennesla
Attention: Harald Hidle
Telephone: 38 15 22 11
Telefax: 38 15 22 22

With a copy to:	Alpharma AS
Harbitzallèen 3
N- 0275 Oslo
Attention: General Manager

Distributor's Warehouse:	Alpharma AS, Norgesplaster Facility
Granliveien 21
P.O.Box 85
N- 4702 Vennesla
Attention: Jan Erik Lundevold
Telephone: 38 15 22 33
Telefax: 38 15 22 22

ARTICLE 22

Governing Law and Dispute Resolution

22.1 Governing Law: The United Nations Convention on Contracts for the International Sale of goods shall have no application to this Agreement and is hereby excluded. This Agreement shall be governed by and interpreted under the laws of Norway.

22.2 Dispute Resolution: In the event of any dispute or difference between the parties arising out of, or in connection with this Agreement the parties shall meet in good faith to arrive at an amicable settlement. Failing this, the matter shall be referred to a court of competent jurisdiction in Norway.

ARTICLE 23

Entire Agreement, Modifications and Interpretation

23.1 Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereto, and supersedes all prior agreements between the parties and their predecessors, whether written or oral, in particular Agreement dated January 12, 1993 between the parties hereto, Agreement dated October 15, 1985 between Distributor and A/S Dumex (Norge) and Agreement dated March 25, 1994 between Distributor and Norgesplaster A/S.

23.2 Modifications: No Modifications, amendments or supplements to this Agreement shall be effective for any purpose unless in writing signed by each party. Approvals or consents hereunder by a party shall also be in writing. Without limitation, no term of any purchase order shall amend or modify this Agreement.

23.3 Interpretation: This Agreement is executed in the English language. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this Agreement. The headings to this Agreement are for ease of reference only and shall not be used to construe any provision. The word "including" shall not limit a more general preceding phrase and the word "hereof" shall refer to this Agreement as a whole.

***********************

IN WITNESS WHEREOF the Company and Distributor have caused this Agreement to be executed by their duly authorized representatives.

Alpharma AS	A/S Nopal

/s/ Thor Kristiansen	/s/ Tor Harung
Name: Thor Kristiansen	Name: Tor Harung
Title: General Manager	Title: President